Exhibit 10.2

AMENDMENT
TO PACWEST BANCORP

2003 STOCK INCENTIVE PLAN

WHEREAS, PacWest Bancorp (the “Company”) sponsors the PacWest Bancorp Stock Incentive Plan, as amended and restated effective January 13, 2014 and as amended from time to time (the “Plan”) and capitalized terms used herein but not defined shall have the same meaning as under the Plan;

WHEREAS, Section 18 of the Plan provides that the Board of Directors of the Company may amend the Plan, except under circumstances not relevant hereto; and

WHEREAS, the Board of Directors desires to amend the Plan, effective as of December 11, 2014, to provide that Awards granted on or after such date shall be subject to double-trigger vesting upon a Change in Control, unless otherwise determined by the Committee.

NOW THEREFORE, the Plan is amended as follows, effective as of December 11, 2014:

1.                                      Section 2 is amended to amend the definition of “Vesting Event” in its entirety to read as follows:

“Vesting Event” shall mean the earlier of: (i) the occurrence of a Change in Control, for all Awards granted with an effective date prior to December 11, 2014; (ii) the termination of a Participant’s Service (other than for Cause) following the approval by the stockholders of the Company of any matter, plan or transaction which would constitute a Change in Control, for all Awards granted with an effective date prior to December 11, 2014; (iii) the termination of a Participant’s Service by the Company or any successor entity thereto without Cause or by the Participant for Good Reason (as defined in the Award Agreement, if applicable) within twenty-four months following the occurrence of a Change in Control, for all Awards granted with an effective date of December 11, 2014 or afterward; and (iv) the death of a Participant, for all Awards granted with an effective date of November 2, 2005 or afterward.

2.  The title to Section 11 is hereby amended to read as follows: “Adjustments Upon Changes in Capitalization; Change in Control” and Section 11 is amended to add a new subsection (c) to read as follows:

(c)                                  Change in Control.  This Section 11(c) shall apply to Awards granted with an effective date of December 11, 2014 or after.

(i)                                     Unless otherwise determined by the Committee (or unless otherwise set forth in an employment agreement or a severance agreement or plan applicable to a Participant), if a Participant’s Service is terminated by the Company or any successor entity thereto without Cause or by the Participant for Good Reason (as defined in the Award Agreement, if applicable), in each case upon or within twenty-four months after a Change in Control, each Award granted to such Participant prior to such Change in Control shall become fully vested (including the lapsing of all restrictions and conditions) and, as applicable, exercisable as of the date of such termination of Service, provided that, as of the Change in Control date, any outstanding Performance Stock Awards shall be deemed earned at the greater of the target level or actual performance level through the Change in Control date (or if no target level is specified, the maximum level) with respect to all open performance periods and shall be subject to time-based vesting following the Change in Control in accordance with the original performance period.

(ii)                                  Notwithstanding the foregoing, in the event of a Change in Control, a Participant’s Award may be treated, to the extent determined by the Committee to be permitted under Section 409A of the Code, in accordance with one of the following methods as determined by the Committee in its sole discretion: (i) provide for the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected Award previously granted under the Plan, as determined by the Committee in its sole discretion; (ii) cancel such Award for fair value (as determined in the sole discretion of the Committee) which, in the case of Options and SARs, may equal the excess, if any, of the value of the consideration to be paid in the Change in Control transaction to holders of the same number of shares of Common Stock subject to such Options or SARs over the aggregate Exercise Price of such Options or SARs, as the case may be; or (iii) provide that for a period of at least 20 days prior to the Change in Control, any Options or SARs will be exercisable as to all shares of Common Stock subject thereto (but any such exercise will be contingent upon and subject to the occurrence of the Change in Control and if the Change in Control does not take place within a specified period after giving such notice for any reason whatsoever, the exercise will be null and void) and that any Options or SARs not exercised prior to the consummation of the Change in Control will terminate and be of no further force and effect as of the consummation of the Change in Control.  For the avoidance of doubt, in the event of a Change in Control, the Committee may, in its sole discretion, terminate any Option or SAR for which the Exercise Price is equal to or exceeds the per share value of the consideration to be paid in the Change in Control transaction without payment of consideration therefor.

IN WITNESS WHEREOF, PacWest Bancorp has caused this amendment to be executed by its duly authorized officers as of the 11th day of December, 2014.

/s/ Kori Ogrosky
Name: Kori Ogrosky

Title: EVP, General Counsel